Exhibit 4.1

FIRST AMENDMENT TO AMENDMENT OF AMENDED AND RESTATED RIGHTS AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”) dated as of June 29, 2014, to that certain Amended and Restated Rights Agreement dated as of March 12, 2009 (as amended and restated, the “Rights Agreement”), by and between Enventis Corporation, a Minnesota corporation (f/k/a Hickory Tech Corporation) (the “Company”), and Wells Fargo Bank, National Association, a national banking association (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement; and

WHEREAS, on June 29, 2014, the Board of Directors of the Company, in accordance with Sections 27 and 28 of the Rights Agreement, determined it to be desirable and in the best interests of the Company and its shareholders to supplement and amend certain provisions of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.        Amendment to Paragraph 1.  The definition of Acquiring Person shall be deleted in its entirety and replaced as follows:

““Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of the Threshold Percentage or more of the Common Shares then outstanding other than as a result of a Permitted Offer, but shall not include (i) any Exempt Person or (ii) Consolidated Communications Holdings, Inc. (“Consolidated”) and its subsidiaries and affiliates, (A) but only so long as the Agreement and Plan of Merger (the “Merger Agreement”) dated on or about June 29, 2014 by and among the Company, Consolidated and Merger Sub (as defined in the Merger Agreement) remains in full force and effect and has not been terminated in accordance with its terms or (B) solely by virtue of (1) the execution and delivery of the Merger Agreement or any agreements, arrangements or understandings entered into by Consolidated or Merger Sub contemplated by the Merger Agreement if such agreements, arrangements or understandings are in accordance with the terms and conditions of the Merger Agreement, (2) the announcement of the Merger Agreement or the Merger (as defined in the Merger Agreement), (3) the consummation of the Merger or (4) the consummation of the other transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to the Threshold Percentage or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of the Threshold Percentage or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, increase the number of Common Shares of the Company beneficially owned by such Person above the number of Common Shares of the Company beneficially owned by such Person at the time of the last such share purchase by the Company, then such Person shall be deemed to be an “Acquiring Person.”  Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person”, as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person”, as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.

2.        Continuing Effect.  The Rights Agreement, except as amended hereby, shall be and remain in full force and effect.

3.        Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.  Signature pages delivered by facsimile shall be binding to the same extent as an original.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first above written.

ENVENTIS CORPORATION

By	/s/John Finke
Name: John Finke
Title: Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/Martin J. Knapp
Name: Martin J. Knapp
Title: Assistant Vice President